NEWS RELEASE FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Home City Financial Corporation Reports 3rd Quarter Net Income
Springfield, Ohio, October 20, 2005 — Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income for the nine months ended September 30, 2005, of $643,000, or $.79 basic earnings per share, compared to $500,000, or $.63 basic earnings per share, for the comparable period in 2004. Year-to-date net income improved by $143,000, or 28.6%, over last year’s performance through September 30th. Diluted earnings per share for the first nine months of 2005 and 2004 were $.78 and $.62, respectively. Net interest income increased by $285,000 for the nine-month period, reflecting improved interest rate spreads. Noninterest income increased by $413,000 from last year’s nine-month period due mostly to the $345,000 gain on redemption of Intrieve Incorporated stock. The provision for loan losses of $635,000 was $493,000 more than the amount provided in the first nine months of last year as a result of management’s analysis of the local and national economies. HCFC’s net income for the third quarter ended September 30, 2005, was $246,000, or $.30 basic earnings per share, compared to $151,000, or $0.19 basic earnings per share, for the quarter ended September 30, 2004. This $95,000 improvement in net income represents a 62.9% increase over last year’s third quarter. Diluted earnings per share for the quarters were $.30 and $.19, respectively.
Assets totaled $150.9 million at September 30, 2005, a decrease of $5.4 million, or 3.4%, from December 31, 2004. Net loans receivable decreased $2.8 million, or 2.1%, during the first nine months of 2005 and totaled $127.3 million at September 30, 2005. Deposits totaled $99.1 million at September 30, 2005, a decrease of $8.1 million, or 7.6%, from $107.2 million at December 31, 2004. Shareholders’ equity increased $522,000, or 4.1%, from $12.7 million at December 31, 2004, to $13.3 million at September 30, 2005. Home City’s performance, good management of the interest rate spread in a rising rate environment while monitoring key balance sheet factors, has resulted in improved core and risk-based capital positions which continues HCFC’s designation as “well capitalized” under OTS regulations.
HCFC paid a dividend of $.11 per share on September 15, 2005, to holders of record at September 8, 2005. Year-to-date dividends of $.33 per share have been paid for a current annualized dividend yield of 2.90%. HCFC’s stock price stood at $15.15 per share at September 30, 2005, compared to $16.00 per share at September 30, 2004. Information on transactions in HCFC’s shares is quoted on The Nasdaq SmallCap Market under the symbol “HCFC”.
Contact: J. William Stapleton, President, CEO and COO
(937) 390-0470

Home City Financial Corporation

	Sept. 30,	Dec. 31,	Incr.	%
Selected Consolidated Financial Condition Data:	2005	2004	(Decr.)	Change
($ In thousands)
Total assets	$150,862	$156,224	$(5,362)	(3.4)%
Loans, net	127,295	130,067	(2,772)	(2.1)
Allowance for loan losses	1,368	760	608	80.0
Available-for-sale securities	7,546	6,432	1,114	17.3
Federal Home Loan Bank stock	2,445	2,360	85	3.6
Deposits	99,082	107,204	(8,122)	(7.6)
Federal Home Loan Bank advances	37,305	35,120	2,185	6.2
Shareholders’ Equity	13,257	12,735	522	4.1

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
Selected Consolidated Operations Data:	2005	2004	2005	2004
($ in thousands except per share amounts)
Total interest income	$2,293	$2,179	$6,810	$6,528
Total interest expense	1,113	1,090	3,265	3,268

Net interest income	1,180	1,089	3,545	3,260
Provision for loan losses	80	42	635	142

Net interest income after provision for loan losses	1,100	1,047	2,910	3,118
Total noninterest income	116	57	571	158
Total noninterest expense	855	881	2,537	2,566

Income before federal income tax	361	223	944	710
Federal income tax expense	115	72	301	210

Net income	$246	$151	$643	$500

Earnings per share
Basic	$0.30	$0.19	$0.79	$0.63
Diluted	$0.30	$0.19	$0.78	$0.62